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                                                                     EXHIBIT 5.2


                                                                GREGG P. BARNARD
                                           E-MAIL: gbarnard@woodburnandwedge.com
                                                     DIRECT DIAL: (775) 688-3025


                                August 13, 2004


Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146


Ladies and Gentlemen:

      We have acted as Nevada counsel to Nevada Power Company, a Nevada corporation (the "Company") in connection with the filing of a registration statement on Form S-4, File No. 333-_____ (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $130,000,000 aggregate principal amount of the Company's 6-1/2% General and Refunding Mortgage Notes, Series I, due 2012 (the "New Notes"), in connection with an offer (the "Exchange Offer") by the Company to issue the New Notes in exchange for the Company's 6-1/2 % General and Refunding Mortgage Notes, Series I, due 2012, that are currently outstanding in the same aggregate principal amount (the "Old Notes"), as described in the Registration Statement. The New Notes are to be issued pursuant to a General and Refunding Mortgage Indenture dated as of May 1, 2001, between the Company and The Bank of New York, as Trustee (the "Trustee"), as amended and supplemented to the date hereof (the "Indenture").

      In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.
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Nevada Power Company
August 13, 2004
Page 2


      Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

      2. The Company has all power and authority necessary to own its properties and conduct its business as described in the Registration Statement.

      3. The Company had and has, as applicable, all power and authority necessary to execute and deliver the Indenture and the New Notes and to perform its obligations thereunder.

      4. The Company has duly authorized, executed and delivered the Indenture.

      5. The New Notes have been duly authorized by all necessary corporate action on the part of the Company and, when executed by the Company, properly authenticated and delivered by the Trustee pursuant to the Indenture, and exchanged for Old Notes in accordance with the Indenture, the Exchange Offer and in compliance with the Securities Act and the Trust Indenture Act of 1939, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective, the New Notes will be duly issued and delivered by the Company.

      6. To the extent that Nevada law governs such issues, the New Notes, when executed by the Company, authenticated by the Trustee and delivered and exchanged for the Old Notes as set forth in paragraph 5, above, will be valid and binding obligations of the Company.

      Our opinion in paragraph 6, above, is subject to the following qualifications, limitations and exceptions:

      A. The opinions expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally including court decisions interpreting such laws; (ii) general principles of equity, including(without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution;

      B. We express no opinion as to the validity or enforceability of any provision in the New Notes imposing liquidated damages, late charges, penalties, forfeitures, prepayment charges, yield maintenance charges, contingent or non-discounted
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Nevada Power Company
August 13, 2004
Page 3


            accelerated interest or an increase in interest rate upon delinquency in payment or in connection with the occurrence of a default or event of default;

      C. We express no opinion as to the validity or enforceability of any provision in the New Notes requiring that any consent, modification, amendment or waiver be in writing; and.

      D. We express no opinion as to the enforceability of (i) any provision contained in the New Notes releasing any person prospectively from liability for its own wrongful or negligent acts or providing for rights of indemnity and/or contribution to a party against liability for such acts or where or to the extent rights of indemnity and/or contribution are contrary to applicable law or public policy, and
            (ii) any provision contained in the New Notes purporting to waive or having the effect of waving the right to trial by jury or any other rights under the constitution or laws of the United States of America or any state.

      The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect. The law firm of Choate, Hall & Stewart may rely on our opinions set forth above in connection with the opinion to be delivered by them in connection with the Registration Statement.

//
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Nevada Power Company
August 13, 2004
Page 4

      We hereby consent:

      1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

      2. To the statements with reference to our firm made in the Registration Statement; and

      3. To the filing of this opinion as an exhibit to the Registration Statement.

                                         Sincerely,

                                         WOODBURN and WEDGE



                                         By: /s/ Gregg P. Barnard
                                             -----------------------------------
                                             Gregg P. Barnard